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Exhibit 4.13

SHARE SALE AND PURCHASE AGREEMENT

dated as of 11 March, 2003

by and between

Spirent B.V., a limited company organized under the laws of the Netherlands, with registered offices at Blaak 16, 6th floor 3011 TA Rotterdam

(hereinafter referred to as the "Seller")

—on the one hand—

and

Hohorst Familien Holding (Schweiz) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court of Minden, Germany, under the registration number 2914, with its headquarters at Hansastrasse 27, 32423 Minden, Germany

(hereinafter referred to as the "Purchaser 1")

and

Hohorst Familien Holding (Minden) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court of Minden, Germany, under the registration number HRB 2913, with its headquarters at Hansastrasse 27, 32423 Minden, Germany

(hereinafter referred to as the "Purchaser 2")

—on the other hand—

for the sale and purchase of 306 registered shares of Wago Contact SA, 1564 Domdidier, Switzerland (hereinafter referred to as the "Company").

WHEREAS:

A.
Wago Contact SA is a company limited by shares under the laws of Switzerland, with registered headquarters at route de l'Arbogne, 1564 Domdidier, Switzerland.

B.
The Company has a share capital of CHF 600,000.—(six hundred thousand Swiss Francs), which is fully paid in and is divided into 600 registered shares with a nominal value of CHF 1,000.—(one thousand Swiss Francs) each.

C.
Seller is a member of the Spirent group of companies (the "Spirent Group") which is owned by Spirent plc, a UK listed company with registered offices at Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 2QL, UK ("Spirent").

D.
Seller owns 306 fully paid-in registered shares with a nominal value of CHF 1,000.—(one thousand Swiss Francs) each in Waco Contacts SA, 302 shares are directly held by Seller and 4 shares are held on behalf of Seller by the Trustee Shareholders.

E.
Seller intends to sell all of its 306 shares in the Company to the Purchasers and Purchasers intend to buy all of Seller's 306 shares in the Company, i.e. Purchaser 1 intends to purchase 12 shares and Purchaser 2 intends to purchase 294 shares in the Company from Seller.

NOW, THEREFORE, Seller and Purchasers (the "Parties") agree as follows:

1.     DEFINITIONS

  As used in this Agreement in capitalized form, the following terms shall have the following meaning:

  Affiliate shall mean a person or a business entity (such as, but not limited to, a subsidiary company, a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a joint venture or any other entity doing business) under the control of a Party to this Agreement.

  Agreement shall mean this Agreement including all of its Exhibits.

  Business Day shall mean any day on which banks are open for the transaction of normal commercial business in Zurich.

  CHF shall mean Swiss Francs, being the lawful currency of Switzerland.

  Closing Date shall have the meaning set forth in Section 3.1 hereinafter.

  Company shall mean Wago Contact SA, Domdidier, Switzerland.

  Exhibits shall be the exhibits attached to this Agreement.

  Memorandum and Articles of Association shall mean the memorandum and articles of association ("Status de Wago Contact SA") of Wago Contact SA, Domdidier, Switzerland, valid as at the date hereof.

  Notary shall refer to Dr. Ulrich Hartmann, notary public in Minden, Germany, or such other notary the Parties may mutually agree on.

  Party or Parties shall mean Seller and/or Purchasers, as the case may be.

  Purchase Price shall have the meaning set forth in Section 2.2 hereinbelow.

  Purchasers shall collectively refer to Purchaser 1 and Purchaser 2.

  Section(s) shall mean all the section(s) of this Agreement.

  Shares shall refer to the 306 (three hundred and six) registered shares with a nominal value of CHF 1,000.—(one thousand Swiss Francs) each in Wago Contact SA which are owned or beneficially owned by Seller and sold under this Agreement, as set out in Exhibit 1.1.

  Share Certificates shall mean the share certificates representing the Shares of the Company held of record or beneficially owned by Seller sold under this Agreement as set out in Exhibits 1.2–1.6.

  Spirent shall mean Spirent plc, a UK listed company with registered offices at Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 2QL, UK.

  Spirent GmbH shall mean a German private limited company with headquarters at Grosser Moorweg 45, 25436 Tornesch, Germany ("Spirent GmbH").

  Spirent Group shall mean a group of companies which is owned by Spirent plc.

  Trustee Shareholders shall mean Mr. Nicholas Brookes, Mr. Jürg Sauder, Mr. Philippe Virdis and Mr. Paul Klaus, each of whom holds one Share on a fiduciary basis for the Seller.

  WAGO Germany Agreement shall mean an agreement between Spirent GmbH, on the one hand, and Hohorst Familien Holding (Minden) Beteiligungs GmbH and Hohorst Familien Holding (Schweiz) Beteiligungs GmbH, on the other hand, regarding the sale and transfer of the shares held by Spirent GmbH in WAGO Kontakttechnik GmbH.

2.     SALE AND PURCHASE OF SHARES

2.1
Sale and Purchase

2.1.1
For valuable consideration and subject to the terms and conditions hereinafter set forth, at the Closing, Seller agrees to sell and transfer to Purchasers and Purchasers agree to purchase from Seller the Shares, free and clear of all encumbrances, together with the right to receive all undistributed dividends in respect of previous business years and the current business year, as follows:

—
Seller agrees to sell to Purchaser 1 and Purchaser 1 agrees to purchase from Seller 12 (twelve) Shares in Wago Contact SA; and

—
Seller agrees to sell to Purchaser 2 and Purchaser 2 agrees to purchase from Seller 294 (two hundred and ninety-four) Shares in Wago Contact SA.

2.2
Purchase Price

2.2.1
Purchasers will pay the Purchase Price to Seller pursuant to the terms and conditions mentioned hereinafter.

2.2.2
The total aggregate Purchase Price for the sale and purchase of the Shares shall be CHF 7,415,000.00 (seven million and four hundred and fifteen thousand Swiss Francs).

2.2.3
Payment of the Purchase Price shall be effected by the Purchasers, as joint and several debtors, to the Seller in immediately available funds in Swiss Francs by wire transfer to the bank account mentioned below (the "Bank Account"):
Account no.:	57844446
Type of Account:	Swiss Fran Account
Bank (the "Bank"):	HSBC International Division
Sort Code:	40-05-15
SWIFT Code:	MID LGB 22
Beneficiary:	Spirent plc.

  not later than 4 (four) Business Days after receipt of the confirmation by the Notary that the Conditions Precedent as per Section 4.1.3–4.1.10 have been fulfilled; and the Parties hereby instruct the Notary promptly (unverzüglich) to confirm to the Parties the fulfillment of such Conditions Precedent. Such confirmation shall be binding upon them.

  Seller shall instruct the Bank to promptly notify Purchasers and the Notary of the irrevocable receipt of the payment of the Purchase Price. Upon receipt of such notification the Notary shall promptly confirm to the Parties that the Purchase Price has been paid to Seller.

2.3
Transfer of Shares

2.3.1
Subject to the fulfillment of all Conditions Precedent, Seller shall transfer, assign and deliver the Shares by surrendering and endorsing all the Share Certificates to Purchaser 2 and Purchaser 2 shall accept all the Share Certificates for itself and on behalf of Purchaser 1. The allocation of 12 Shares to Purchaser 1 and the allocation of 294 Shares to Purchaser 2 shall be the sole responsibility of the Purchasers.

2.3.2
The Shares shall be transferred to Purchasers free and clear of any and all liens, pledges, encumbrances, charges, options, security interests or any other restrictions.

3.     CLOSING AND CLOSING MATTERS

3.1
Date and Place

3.1.1
The Closing shall take place latest three (3) Business Days after receipt of the Notary's confirmation as per Section 2.2.3, last paragraph; the exact date and time to be fixed by the Notary, or such other date and time as Seller and Purchasers may mutually agree (the "Closing Date").

3.1.2
The Closing shall take place at the offices of the Notary at Hahler Strasse 16, 32427 Minden, Germany, or at such other location as the Parties hereto may mutually agree.

3.2
Exchanges at Closing

3.2.1
At the Closing Purchasers shall hand over to the Notary

—
a duly executed certified copy of the minutes of the extraordinary shareholders meeting of the Company in which full and unconditional release is granted to Mr. Nicholas Brookes as member of the board of directors of the Company pursuant to Art. 698 of the Swiss Code of Obligations (Section 4.1.2 hereinafter);

—
the original and a certified copy of the application to the competent register of commerce for the deletion of the entries regarding Mr. Nicholas Brookes as member of the board of directors of the Company in the register of commerce, prepared and duly executed by the Company (Section 4.1.2 hereinafter).

3.2.2
Thereafter, at the Closing the Notary shall hand over the following documents to the Parties in the following order:

(i)
to the Seller the document handed over to the Notary as per Section 3.2.1, first bullet point, and the certified copy handed over to the Notary as per Section 3.2.1, second bullet point.

(ii)
to Purchaser 2

—
the Share Certificates as per Section 4.1.10 hereinafter;

—
the Resignation Letter as per Section 4.1.4 hereinafter;

—
the Guarantee as per Section 4.1.5 hereinafter;

—
the Legal Opinion as per Section 4.1.8 hereinafter and

—
the confirmation as per Section 4.1.9 hereinafter.

3.2.3
After hand-over of the documents as per Section 3.2.2 the Notary shall promptly confirm in writing to the Parties that the Shares were transferred.

3.2.4
The Notary shall promptly deliver the original of the document handed over to him as per Section 3.2.1, second bullet point, to the competent register of commerce.

3.3
Benefits and Risks

3.3.1
Subject to the Closing, benefits and risks with respect to the Shares shall pass to Purchasers as of the Closing Date.

4.     CONDITIONS PRECEDENT

4.1
The hand-over of the Share Certificates by the Notary to Purchasers at the Closing is subject to the prior fulfillment of the following Conditions Precedent ("Conditions Precedent"):

4.1.1
Purchasers shall pay the Purchase Price into the Bank Account as set out in Section 2.2.3 hereinabove;

4.1.2
Purchasers shall deliver to the Notary the following documents as set forth in Section 3.2.1 hereinabove:

—
a duly executed certified copy of the minutes of the extraordinary shareholders meeting of the Company in which full and unconditional release is granted to Mr. Nicholas Brookes as member of the board of directors of the Company for the entire period of their board membership pursuant to Art. 698 of the Swiss Code of Obligations;

—
the original and a certified copy of the application to the competent register of commerce for the deletion of the entries regarding Mr. Nicholas Brookes as member of the board of directors of the Company in the register of commerce, prepared and duly executed by the Company.

4.1.3
The majority of the shareholders of Spirent shall have approved the transaction contemplated under this Agreement in accordance with all legal and regulatory requirements, and a copy of the respective shareholders' resolution, certified as a true copy by the company secretary of Spirent, shall have been received by the Notary.

4.1.4
Seller shall deliver to the Notary a written resignation letter by Mr. Nicholas Brookes according to which he resigns as a member of the board of the Company with effect as of the Closing Date (the "Resignation Letter").

4.1.5
Seller shall deliver to the Notary a guarantee payable on first demand (Bürgschaft auf erstes Anfordern) issued by Spirent for all claims that Purchasers may have against Seller under this Agreement, substantially in the form of the draft set out in Exhibit 4.1.5 (the "Guarantee").

4.1.6
The Trustee Shareholders shall transfer the 4 (four) Shares held by them on a fiduciary basis for Seller to Seller.

4.1.7
Spirent GmbH on the one hand and Hohorst Familien Holding (Minden) Beteiligungs GmbH and Hohorst Familien Holding (Schweiz) Beteiligungs GmbH on the other hand shall sign the WAGO Germany Agreement before the Notary and the conditions precedent of the WAGO Germany Agreement shall have been fulfilled, except for section 2.1 (a) and (e) of such agreement.

4.1.8
A Dutch law firm shall give a legal opinion ("Legal Opinion") in the form of the draft set out in Exhibit 4.1.8 stating that (i) the Seller has the corporate power and authority to enter into this Agreement, (ii) no ultra vires is committed by entering into this Agreement and (iii) under the assumption that this Agreement is valid under Swiss law, this Agreement, insofar it contains obligations of the Seller, constitutes a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, and a copy of such legal opinion has been received by the Notary.

4.1.9
Spirent shall issue a certificate in the form of the draft set out in Exhibit 4.1.9 confirming that (i) it has received the approval from its banks and from the majority of Spirent's shareholders regarding the sale and transfer of the Shares and (ii) besides such approvals as per Section 4.1.9 (i) above no further requirements have to be fulfilled by Spirent in connection with the sale and transfer of the Shares, and a copy of such confirmation has been received by the Notary.

4.1.10
Seller has delivered the Notary, for transfer, assignment and delivery of the Shares to Purchasers, the Share Certificates properly endorsed for transfer to Purchasers at the Closing as per Section 2.3.1 and 3.2.2.

4.2
Seller and Purchasers undertake to use all reasonable endeavors to ensure that all Conditions Precedent shall be fully satisfied at the earliest possible date.

5.     REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1
Representations and Warranties of Seller

5.1.1
Seller hereby represents and warrants to Purchasers that, as of the date hereof, the statements in the following paragraphs of this Section 5.1 are all true and correct (the "Representations and Warranties of Seller").

5.1.2
Seller is not unable to pay its debts and is not over-indebted.

5.1.3
Seller owns and holds good and valid title to the Shares being sold hereunder by Seller (save the Shares held by the Trustee Shareholders), free and clear of any liens, pledges, security interests, restrictions, options or other encumbrances and no lien or other pledge will be created until the Closing Date.

5.1.4
There are no restrictions on the ability of Seller to sell and transfer the Shares (save the Shares held by the Trustee Shareholders) to Purchasers other than as stated in the Memorandum and Articles of Association of the Company and subject to the prior consent of Spirent's shareholders (Section 4.1.3 hereinabove).

5.1.5
Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement subject to having obtained all necessary regulatory approvals and consents required under the laws of Switzerland, the United Kingdom and the Netherlands (Section 4.1.9 hereinabove) and subject to the prior consent of Spirent's shareholders (Section 4.1.3 hereinabove). The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by Seller and all necessary corporate action has been taken for such execution, delivery and performance, save the consent of Spirent's shareholders as per sentence 1.

5.1.6
With respect to the Shares held by the Trustee Shareholders the representation and warranties as per Section 5.1.3 and 5.1.4 are given as of the Closing Date.

5.2
No Further Representations and Warranties of Seller

5.2.1
Except as expressly stated in Section 5.1 hereinabove, Seller does not make any representations and does not give any warranties in respect of the Shares, the Company, or the Company's business and assets, and any other representations and warranties of Seller are herewith explicitly excluded. In particular, Seller does not make any representations and does not give any warranties nor shall it have any liability for any representations and warranties regarding the legal, financial, fiscal, trading or other condition of the Company.

5.2.2
Purchasers expressly confirm that they are not relying on any such representations and warranties other than those mentioned in Section 5.1 hereinabove, and, their legal representative, Mr. Wolfgang Hohorst, having been the chief executive officer and a major shareholder in the Company, is intimately familiar with the Company, its business, assets and condition (financial or other), and therefore does not require any such other representations and warranties.

5.3
Representations, Warranties and Covenants of Purchasers

5.3.1
Purchasers hereby represent and warrant to Seller that, as of the date hereof, the statements in the following paragraphs of this Section 5.3 are all true and correct.

5.3.2
Purchasers warrant that (save the Trustee Shareholders and the shareholders holding shares on a fiduciary basis for Purchaser 1) Purchaser 1 is the only co-shareholder of Seller in the Company.

5.3.3
Purchasers have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by Purchasers and all necessary corporate action has been taken for such execution, delivery and performance.

5.3.4
No filing, authorization or approval, governmental or otherwise, is necessary to enable Purchasers to enter into, and to perform their obligations under this Agreement.

5.3.5
Purchasers have, and will have on the due date of the Purchase Price as per Section 2.2.3, the funds at their disposal necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

5.3.6
Purchasers, being joint and several debtors, undertake that Spirent, the Seller and any of their Affilliates and officers, including but not limited to Mr. Nicholas Brookes, (the "Indemnified Parties") shall be fully and unconditionally released from any liabilities, guarantees or similar undertakings—if any—given by them in respect of the Company and/or its Affiliates and/or any former or existing shareholder of the Company other than the Seller, and/or from any duties and liabilities in the performance of their duties as members or former members of the board of directors of the Company (the "Potential Liabilities"). If there is any undertaking as per sentence 1 Purchasers shall provide the Seller with such release at the earliest possible date. If a claim should be raised against any of the Indemnified Parties in respect of any Potential Liabilities, Purchasers, being joint and several debtors, shall fully indemnify such Indemnified Party against, and hold it harmless from, any such claim. The foregoing shall not apply to the guarantee as per Section 4.1.5.

6.     REMEDIES FOR BREACH OF REPRESENTATIONS AND WARRANTIES OF SELLER

6.1
Compensation for Lack of Value

6.1.1
Should any of the Representations and Warranties of Seller turn out to be incorrect, Seller, having given such incorrect Representation and Warranty, shall compensate Purchasers, in proportion to each Purchaser's shareholding in the Company, for the difference, if any, between the actual value of the Shares and the value of the Shares as it would have been if the respective Representation and Warranty had not been incorrect.

6.1.2
Purchasers' aggregate claims for breach of any Warranty or Representation or any other obligation or provisions contained in this Agreement shall be limited to an aggregate amount equal to the Purchase Price.

6.2
Other Remedies

6.2.1
All other rights, remedies and claims of Purchasers of any kind in connection with this Agreement, whether based on law, contract, tort or other legal concepts, including, but not limited to, any rights and claims relating to curing performance (Erfüllung), rescission (Wandelung, Rücktritt), refusal to perform contractual obligations (Verweigerung der Erfüllung von Vertragspflichten), specific performance for delivery of a defect-free purchase object (Lieferung einer sach- und rechtsmangelfreien Sache), reduction of the purchase price (Minderung), damages (Schadenersatz), compensation for useless damages, breach of pre-contractual duties (culpa in contrahendo), voidance (Anfechtung), or the like, are expressly excluded. This and the limitation as per Section 6.1.2 hereinabove shall not apply to claims based on actions by Seller taken with malicious intent (vorsätzlich).

6.3
Period for Asserting Remedies

6.3.1
The rights set out in Section 6.1 and any remedies available to the Purchasers pursuant to the last sentence of Section 6.2.1 may be asserted by Purchasers until 31 December 2007 (the "the Asserting Period"). A right or remedy shall be validly asserted provided written notice thereof has been given by the respective Purchaser to Seller (i) within fifteen (15) Business Days of such respective Purchaser having obtained knowledge of a misrepresentation or breach of Warranty or Representation and (ii) before expiry of the Asserting Period. Rights and remedies so asserted shall become time-barred three (3) months after notice was given as aforesaid unless the respective Purchaser has instituted arbitration proceedings as per Section 11.2 hereinbelow or agreement in respect thereof has been achieved among the Seller and the respective Purchaser during such three (3) months.

7.     COSTS AND EXPENSES, TAXES

7.1
Costs and Expenses

7.1.1
Each Party shall bear its own costs and expenses, including fees and costs of its own legal and other advisors, incurred in connection with the negotiation, preparation, execution and completion of this Agreement and the transaction contemplated hereunder.

7.2
Taxes and Notary's Charges

7.2.1
All taxes, notary's and court charges, if any, payable in connection with the execution of this Agreement and the transactions contemplated herein shall be borne by Purchasers severally and jointly.

8.     TERMINATION OF AGREEMENT, CUT-OFF DATE

8.1
This Agreement may be terminated at any time by mutual written consent of the Parties hereto.

8.2
Unless otherwise specifically provided herein or agreed by the Parties hereto, Seller, on the one hand, and Purchasers acting jointly, on the other hand, shall have the right to terminate this Agreement with immediate effect by giving written notice to the respective other Party or Parties, as the case may be, notifying the Notary of such termination, if the Conditions Precedent set forth in Section 4 hereof have not been fully satisfied or waived by 15 May 2003. The Notary shall promptly after notification of such termination to him return the documents, which he has received from the Parties as per Section 4.1, to the Party from which he has received the respective document.

8.3
If the Conditions Precedent as per Section 4 hereinabove cannot be satisfied as a result of the failure of a Party or Parties, as the case may be, to perform its/their obligations hereunder, the other Party or Parties, as the case may be, shall be entitled to compensation for damages incurred or losses suffered as a result of such failure.

9.     NON-SOLICITATION

        The Parties hereby agree that for a period of three years following the Closing Date or one year following termination of the trading relationship between WAGO Kontakttechnik GmbH on the one hand and Spirent and certain of its affiliates as per Exhibit 9 on the other hand—whatever occurs later—they shall not, and shall cause their affiliates not to

  (a)
  solicit, entice, persuade or induce any of the employees to terminate his or her employment with the respective other Party, its affiliates, its parent company or its parent company's affiliates;

  (b)
  solicit the employment of any such individual;

  (c)
  approach any such individual for any of the foregoing purposes; or

  (d)
  assist in taking such actions by any third party;

  in each case without prior written consent of the respective other Party or its affiliate being the employer of such individual; provided, however, that this Section shall not prohibit soliciting the employment of any such individual who has been terminated by the respective other Party, its affiliates, its parent company or its parent company's affiliates; and provided, further, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted at any such individuals shall not constitute solicitation for purposes of this Section.

10.   GENERAL PROVISIONS

10.1
Effect on Third Parties

10.1.1
No person other than the Parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any person other than the Parties hereto any rights, benefits or remedies.

10.2
Entire Agreement

10.2.1
This Agreement, including the Exhibits referred to herein, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. This Agreement, including the Exhibits referred to herein, shall be binding on all successors and assignees of the Parties hereto. All references to this Agreement shall be deemed to include the Exhibits hereto.

10.3
Severability

10.3.1
Should any part or provision of this Agreement be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement. In this case, the Parties undertake to replace any invalid provisions by such provisions as shall come as close as possible to their commercial intentions in a legally valid and enforceable manner, and shall execute all agreements and documents required in this connection. The same shall also apply if a provision has been omitted in the Agreement.

10.4
Confidentiality

10.4.1
The Parties undertake to keep this Agreement and all information obtained in the course of any negotiations and discussions prior to or after the execution of this Agreement in strict confidence, also after the Closing Date, and shall only make public announcements as to this Agreement and its contents upon prior mutual written agreement. In particular, the Parties shall in all respects keep confidential and not at any time disclose to anyone or use for their own or any other person's benefit or to the detriment of the other Party or Parties, as the case may be, any confidential information, in each case unless:

(a)
a Party is required to do so by a competent court or an administrative authority or under compulsory law;

(b)
a Party is required to do so under banking covenants or applicable stock exchange regulations;

(c)
such information is already in the public domain by reason other than a breach of this confidentiality undertaking.

10.4.2
The contents of such disclosure will be communicated to the other Party or Parties, as the case may be, prior to the disclosure.

10.4.3
Notwithstanding the above, the Parties may disclose such information to their professional advisors, banks or other financiers that is necessary (i) for the execution and completion of the Agreement and the transaction contemplated hereby or (ii) for the purpose of any discussions with their banks or other financiers or (iii) as the Parties' professional advisors, banks or other financiers may advise; each upon the understanding that suitable confidentiality obligations have been put in place prior to any such disclosure taking place.

10.5
Amendments and Waivers

10.5.1
No amendment to this Agreement shall be of any effect unless it is in writing and signed by or on behalf of the Parties hereto, subject to any requirement for notarization. This shall also apply to the amendment of the present Section.

10.5.2
Any provision which confers a right to a Party which is contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

10.6
Headings

10.6.1
The headings in this Agreement are inserted for convenience only and shall not affect the interpretation thereof.

10.7
Gender, Numbers

10.7.1
Throughout this Agreement, where such meaning would be appropriate, the masculine gender shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and vice versa.

10.8
No Assignment

10.8.1
The Parties shall not assign any rights or obligations under this Agreement to an Affiliate or any third party without the prior written consent of Seller (if the assignment is proposed to be undertaken by any of the Purchasers) or Purchasers (if the assignment is proposed to be undertaken by Seller). The foregoing prohibition does not apply to the assignment of rights of Purchasers to Dresdner Bank AG, Bielefeld. Seller hereby explicitly and irrevocably consents to such transfer.

10.9
Powers of Attorney

10.9.1
The persons executing this Agreement are duly authorized to do so. Both Seller and Purchasers represent that each has taken all actions required by law or otherwise to properly and legally execute and carry out the terms of this Agreement.

10.10
Notices

10.10.1
Any notices provided or required to be given under the terms of this Agreement shall be given in writing and shall be effective immediately when provided by facsimile transmission or personal delivery, or five (5) days after having been sent by internationally recognized courier, and addressed as follows:

(a)	If to Seller:	Spirent B.V., attn. Mr. George Frederik Nicolai Blaak 16, 6th Floor 3011 TA Rotterdam Telefax: 0031 1 04 300 904
	With copy to:	Spirent plc Spirent House, Crawley Business Quarter Fleming Way Crawley West Sussex RH10 2QL United Kingdom Attn. General Counsel Telefax: 0044 1293 767677
(b)	If to Purchaser 1:	Hohorst Familien Holding (Schweiz) Beteiligungs GmbH Attn. Mr. Wolfgang Hohorst Schilfgrund 13 32429 Minden, Germany Telefax: 0049 – 571 – 38 56 941
(c)	If to Purchaser 2:	Hohorst Familien Holding (Minden) Beteiligungs GmbH Attn. Mr. Wolfgang Hohorst Schilfgrund 13 32429 Minden, Germany Telefax: 0049 – 571 – 38 56 941

11.   GOVERNING LAW AND ARBITRATION

11.1
Governing Law

11.1.1
This Agreement, with the exception of the guarantee as per Section 4.1.5 issued by Spirent which shall be governed by German law, shall be governed by and construed in accordance with the laws of Switzerland, in particular the Swiss Code of Obligations.

11.2
Arbitration

11.2.1
Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination, interpretation, performance or validity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The decision of the arbitrator(s) shall be final, and the parties waive all challenge of the award in accordance with art. 192 of the Federal Private International Law Statute.

11.2.2
The Arbitration proceedings shall be conducted in the English and German languages. The arbitration tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Zurich, Switzerland.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in one original as of the date and year first above written.

Spirent B.V. By:

Dr. Björn-Axel Dißars, acting pursuant to the power of attorney attached to this Agreement
Hohorst Familien Holding (Schweiz) Beteiligungs GmbH

Wolfgang Hohorst	Sven-Michael Hohorst
Hohorst Familien Holding (Minden) Beteiligungs GmbH

Wolfgang Hohorst	Sven-Michael Hohorst
Dr. Ulrich Hartmann, notary, who accepts the instructions given to him in this Agreement

Exhibit 1.1

List of Shares

—
share certificate no. 4 (1 share)

—
share certificate no. 5 (1 share)

—
share certificate no. 6 (1 share)

—
share certificate no. 10 (1 share)

—
share certificate no. 12 (302 share)

Exhibit 1.2 – 1.6

Copies of the Share Certificates

Exhibit 4.1.5

Guarantee on first demand by Spirent plc.

[Letterhead of Spirent plc.]

Guarantee

Spirent BV, a limited company under the laws of the Netherlands with registered offices at Blaak 16, 6th floor, 3011, TA Rotterdam (the "Seller");

and

Hohorst Familien Holding (Schweiz) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2914 and with its headquarters at Hansastrasse 27, 32423 Minden (the "Purchaser 1");

and

Hohorst Familien Holding (Minden) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2913 and with its headquarters at Hansastrasse 27, 32423 Minden (the "Purchaser 2").

(Purchaser 1 and Purchaser 2 jointly the "Purchasers").

have entered into an agreement for the sale and transfer of shares in WAGO Contact SA (the "Agreement").

We, Spirent plc, hereby give a guarantee ("Bürgschaft") to the Purchasers, being joint and several creditors, for all claims for payment that the Purchasers may have against the Seller under the Agreement.

This guarantee is limited to an amount of CHF 7,415,000,000.

This guarantee is payable on the Purchasers' first written demand specifying the amount and legal cause of the Purchasers' claim against the Seller and stating that the Seller has failed to comply with its payment obligation in respect thereof.

This guarantee shall expire when this document is returned to us by or with the consent of the Purchasers or on 31 December 2007, whichever occurs earlier, unless a demand for payment hereunder, complying with the provisions of the preceding paragraph, has been received by us on or before that date.

This document shall be returned to us immediately upon expiry of our guarantee.

Any rights or obligation arising out of this guarantee may only be transferred to a third party with our prior written consent; Section 354a German Commercial Code remains unaffected. We hereby explicitly and irrevocably agree to the assignment of rights to Dresdner Bank AG, Bielefeld.

This guarantee shall be subject to German law. Any disputes arising out of or in connection with this guarantee shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The appointing authority shall be the President of the Hamburg Court of Appeals (Präsident des Oberlandesgerichts in Hamburg). The number of arbitrators shall be three. The place of arbitration shall be Hamburg. The language that may be used in the arbitral proceedings shall be German or English.

In the event that any provision of this guarantee should be ineffective, this shall not affect the validity of the remainder hereof.

This guarantee is subject to and shall be governed in accordance with German law.

[...], [...]

Spirent plc.
by:

Exhibit 4.1.8

Form of a Legal Opinion

Exhibit 4.1.9

Confirmation of Spirent

Exhibit 9

List of Affiliates

1.
HellermannTyton pty Limited

2.
HellermannTyton Ltda

3.
HellermannTyton AB

4.
HellermannTyton AS

QuickLinks

  Exhibit 4.13
SHARE SALE AND PURCHASE AGREEMENT
Exhibit 1.1
List of Shares
Exhibit 1.2 – 1.6
Copies of the Share Certificates
Exhibit 4.1.5
Guarantee on first demand by Spirent plc.
Guarantee
Exhibit 4.1.8
Form of a Legal Opinion
Exhibit 4.1.9
Confirmation of Spirent
Exhibit 9
List of Affiliates